Exhibit 99.1

LianDi Clean Technology Inc. Reports Financial Results for Third Quarter Fiscal Year 2011

-- Q3 revenue increased 186.0% to $48.1 million, led by a 132.2% rise in equipment sales

-- Q3 adjusted net income increased 54.5% to $7.2 million; adjusted diluted EPS of $0.21

-- Cash and equivalents of $41.0 million on December 31 supports a strong working capital position and ability to fund growth initiatives

-- Backlog of $47 million provides visibility for future growth

-- Company reaffirms FY2011 guidance for $130 million in revenue and $25 million in net income

BEIJING, Feb. 22, 2011 -- LianDi Clean Technology Inc. (OTC Bulletin Board: LNDT), (“LianDi” or the “Company”), a leading provider of clean technology, downstream flow equipment, engineering services and software to China’s leading petroleum and petrochemical companies, today announced financial results for the third fiscal quarter ended December 31, 2010.

SUMMARY FINANCIALS

Third Quarter Fiscal 2011 Results (USD) (unaudited)
(Three months ended December 31)	Q3 2011	Q3 2010	CHANGE
Sales	$48.1 million	$16.8 million	+186.0%
Gross Profit	$8.7 million	$5.4 million	+60.4%
GAAP Net Income (Available to Common Stockholders)	$6.1 million	$4.6 million	+31.7%
Adjusted Net Income (Available to Common Stockholders)	$7.2 million(1)	$4.6 million	+54.5%
GAAP EPS (Diluted)	$0.20	$0.17	+19.5%
Adjusted EPS (Diluted)	$0.21	$0.17	+22.9%

Sales Breakdown - Third Quarter Fiscal 2011 Results (USD) (unaudited)
(Three months ended December 31)	Q3 2011	Q3 2010	CHANGE
Sales and installation of equipment	$32.8 million	$14.1 million	+132.6%
Sales of software	$8.4 million	$2.7 million	+211.1%
Technical services	$0.06 million	--	--
Sales of chemical products	$6.8 million	--	--
TOTAL SALES	$48.1 million	$16.8 million	+186.0%

(1) Adjusted net income available to common stockholders and EPS for Q3 2011 excludes a $1.1 million deemed dividend related to the escrow share arrangement for preferred stock issued in the February 26, 2010 private placement.  There was no such charge in Q3, 2010 financial results.

Third Quarter FY 2011 Results

The Company reported revenue of $48.1 million, an increase of 186.0%, compared to revenue of $16.8 million generated in the same period of fiscal year 2010. Growth was driven by a significant increase in integrated equipment sales and optimization software. During the third quarter, the Company performed equipment installation work on 30 projects compared to 11 projects in the same period in 2009. The Company reported $8.4 million in software sales during the quarter, which was related to a partial installation related to the $12 million contract signed with PetroChina in August 2010. The acquisition of Anhui Jucheng Fine Chemicals Co., Ltd. (“Anhui Jucheng”) that occurred during the second quarter of fiscal 2011 contributed $6.8 million to third quarter fiscal 2011 sales. LianDi signed approximate $30 million in total new orders during the third quarter of fiscal 2011. Excluding sales from Anhui Jucheng, which were not present in fiscal 2010, revenues grew by 145.8% compared to the quarter ended December 31, 2009. Total backlog at December 31, 2010 was $47 million compared to $36 million on December 31, 2009.

Gross profit was $8.7 million and gross margins were 18.2% for the quarter ended December 31, 2010, compared to $5.4 million and 32.4%, respectively, for the same period in 2009. Excluding Anhui Jucheng, LianDi’s gross margins were 20%. The level of overall gross margin was mainly affected by the relative percentage of separate software sales and technical services volume for each reporting period and the overall average gross margin of our equipment sales and installation projects completed for each reporting period. Given the variance in the product mix, margins will fluctuate on a quarter by quarter basis.

Operating expenses for the quarter ended December 31, 2010 were approximately $2.2 million, compared to $0.6 million in the same period in 2009 due to increases in freight, marketing, research and development expenses, salary, traveling expenses, and share-based compensation expenses. As a component of operating expenses, selling expenses were $1.5 million compared to $0.3 million in the third fiscal quarter of 2010. General and administrative expenses were $0.7 million for the quarter compared to $0.3 million for the same period in 2009.

GAAP net income available to common stockholders for the third quarter of 2011 totaled $6.1 million. Adjusted net income available to common stockholders for the third quarter of fiscal 2011, excluding a $1.06 million deemed preferred stock dividend, was approximately $7.2 million, or $0.21 per diluted share, based on weighted average shares outstanding of 36.6 million, compared to $4.6 million, or $0.17 per diluted share, based on weighted average shares outstanding of 27.4 million in the same period last year.

“We delivered a strong quarter across each of our major businesses segments,” began Mr. Jianzhong Zuo, Chairman, Chief Executive Officer and President of LianDi. “Rising energy prices, enhanced exploration efforts, along with China’s shortage of oil and petrochemical refining capacity, continue to drive robust demand for our products and services. We renewed several important equipment distribution contracts and signed a new exclusive distributor agreement with Ruhrmpumpen, a leading manufacturer of pumps located in Witten, Germany, which allows us to expand into the $1.5 billion pump solutions market. “

“In addition, we formed a new software subsidiary, HongTeng WeiTong Technology., Ltd. (“Hong Teng”), to develop new software solutions for petrochemicals manufacturers. Led by Dr. Jian Feng, who has nearly 20 years of industry experience, Hong Teng will help solidify the innovation and product pipeline for this high margin business.”

Nine Month FY 2011 Results

Nine Month Fiscal 2011 Results (USD) (unaudited)
(Nine months ended December 31)	YTD 2011	YTD 2010	CHANGE
Sales	$100.5 million	$45.6 million	+120.5%
Gross Profit	$21.8 million	$13.6 million	+59.8%
GAAP Net Income (Available to Common Stockholders)	$13.9 million	$11.3 million	+22.7%
Adjusted Net Income (Available to Common Stockholders)	$16.9 million(2)	$11.3 million	+49.3%
GAAP EPS (Diluted)	$0.46	$0.41	+11.7%
Adjusted EPS (Diluted)	$0.50	$0.41	+20.4%

Sales Breakdown – Nine Month Fiscal 2011 Results (USD) (unaudited)
(Nine months ended December 31)	Nine Months 2011	Nine Months 2010	CHANGE
Sales and installation of equipment	$72.8 million	$39.1 million	+86.2%
Sales of software	$11.2 million	$6.4 million	+75.0%
Technical services	$1.2 million	$0.02	--
Sales of chemical products	$15.3 million	--	--
TOTAL SALES	$100.5 million	$45.6 million	+120.5%

(2) Adjusted net income available to common stockholders and EPS for YTD 2011 excludes a $3.0 million deemed dividend related to the escrow share arrangement for preferred stock issued in the February 26, 2010 private placement.

Revenues for the first nine months of fiscal 2011 increased 120.5% to $100.5 million. Equipment sales were $72.8 million, a $33.7 million increase, or 86.0%, from the first nine months of fiscal 2010. Sales from Anhui Jucheng contributed $15.3 million to total net revenue in the first nine months of fiscal 2011. Excluding Anhui Jucheng revenues, revenues grew 86.8%.

For the first nine months of fiscal 2011, cost of sales increased 146.3% while gross profit rose 59.8%. Gross margins fell 820 basis points year-over-year to 21.6% due to lower software sales and the inclusion of Anhui Jucheng, which had a relatively lower gross margin.

Selling expenses and general and administrative expenses were $2.0 million and $2.5 million for the first nine months of fiscal 2011, respectively. Operating income was up 43.2% from the first nine months of fiscal 2010 to $17.0 million, while operating margins were 16.9% compared to 26.1% in the same period one year ago.

Net income available to common shareholders was $13.9 million compared to $11.3 million in the prior year period. Adjusted net income, excluding the $3.0 million deemed preferred stock dividend, was $16.9 million, 49.3% higher than net income during the first nine months of fiscal 2010. GAAP diluted earnings per share were $0.46 and $0.41 for the first nine months of 2010 and 2009, respectively. Adjusted diluted earnings per share were $0.50 and $0.41 for the first nine months of 2010 and 2009, respectively.

Balance Sheet and Cash Flow

As of December 31, 2010, the Company had cash and cash equivalents of $41.0 million, compared to $59.2 million at March 31, 2010.  The decline reflects approximately $8.4 million of prepayments to suppliers. The Company had total stockholders’ equity of $70.4 million at December 31, 2010, including $5.7 million of non-controlling interest, which represents the 49% interest of Anhui Jucheng. The current ratio was 3.2 with working capital of $65.0 million on December 31, 2010.  Cash used for operations was $18.0 million through the first nine months of fiscal 2011 due to an approximate $24.5 million increase in accounts receivable and bills receivable, $12.4 million of which has been collected subsequent to December 31, 2010.

Fiscal year 2011 Guidance

For fiscal year 2011, management reaffirmed revenue guidance of $130 million, representing year-over-year growth of 40.2% over fiscal 2010, and net income guidance of approximately $25 million for fiscal year 2011, representing year-over-year growth of approximately 40%. Management expects software and the related technical service sales to contribute 8-10% of total revenues for fiscal year 2011. Guidance does not include any contribution from the oil sludge cleaning business. This is the Company’s current and preliminary view, which is subject to change. The Company had 28 contracts with an aggregate value of $47 million in backlog at December 31, 2010.

Business Outlook

LianDi has served the Chinese petroleum and petrochemical industries since 2004 and has established relationships with international industrial equipment manufacturers, such as Cameron, DeltaValve and Poyam Valves. LianDi is one of the few domestic companies able to provide localized services for international companies lacking local offices in China. As a result of the Company’s thorough understanding of the domestic market and customers’ needs, it is able to meet the high standards and requirements set by its petroleum and petrochemical customers in China. Along with the rapid growth of the petroleum and petrochemical industries and fixed assets investments within these industries, LianDi has successfully increased the size and scope of projects performed for customers since 2009. The successful implementation of contracts and the ability to leverage proven technology and industry solutions to optimize services will drive revenue and earnings growth for 2011.

The newly acquired majority owned subsidiary, Anhui Jucheng, produces and sells Polyacrylamide, an industrial chemical which is utilized in the following areas: (1) tertiary oil recovery; (2) wastewater, organic wastewater disposal and sewage treatments; (3) auxiliary for papermaking industry; and (4) flocculent for river water treatments.  Management expects strong top line growth in this business and higher operating margins as the Company begins direct sales over the next year, thereby eliminating the cost of using third party distributors. Management expects to achieve normalized gross margins of 10% to 15% to be achieved by the end of 2011. Anhui Jucheng achieved a 7.7% gross margin for the period from July 5, 2010 through December 31, 2010.

As previously announced, LianDi has an exclusive alliance with System Kikou Co., Ltd. (“SKK”) in Japan, one of the world’s leading automated oil sludge treatment companies, to offer SKK’s automated sludge treatment services to oil refiners in China. The PRC government recently mandated automated cleaning technologies to be used in all oil refiners in China starting on July 1, 2010 in order to improve the safety of refining operations. Management estimates the addressable market of approximately $120 million, growing at about 7% per annum. Currently, less than 20% of Chinese oil refineries use automated cleaning technologies compared to 80%-90% in developed countries. LianDi intends to purchase the equipment and provide ongoing services for its customers, creating a recurring business. LianDi projects revenues of $3.5 million and net income of $1.5 million during the first twelve months after the initial order is shipped in May 2011, with a further acceleration in the following year.

Conference Call

The conference call will take place at 10:30 a.m. ET on Tuesday, February 22, 2011. Interested participants should call 1-877-941-8416 when calling within the United States or 1-480-629- 9808 when calling internationally (passcode 4414430).

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on this link: http://viavid.net/dce.aspx?sid=000081C8 or visiting http://www.viavid.net, where the webcast can be accessed through March 1, 2011.

A playback will be available through March 1, 2011. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally (passcode 4414430).

About LianDi Clean Technology Inc.

LianDi was established in July 2004 to serve the largest Chinese petroleum and petrochemical companies. Through its four operating subsidiaries, Hua Shen Trading (International) Ltd., Petrochemical Engineering Ltd., Bright Flow Control Ltd. and Beijing JianXin Petrochemical Engineering Ltd., the Company distributes a wide range of customized valves and equipment and provides associated value-added technical and integration service. The Company also develops and markets proprietary optimization software for the polymerization process. In addition, LianDi is focused on the large, rapidly growing, clean technology market for oil refineries, projected to reach over $1 billion in the next 10 years. This market is expected to benefit from favorable Chinese government policies, including tax benefits and other incentives.

About Non-GAAP Financial Measures

To supplement the unaudited condensed consolidated statement of income and comprehensive income presented in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”), we also provided non-GAAP measures of net income available to common stockholders and the basic and diluted earnings per shares for the three months ended December 31, 2010, which are adjusted from results based on GAAP to exclude the non-cash charges recorded, which related to the escrow share arrangement allocated to the Series A preferred stock, treated as a deemed dividend, a deduction of net income available to common stockholders in conjunction to the private placement we consummated on February 26, 2010.  The non-GAAP financial measures are provided to enhance the investors’ overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  We use both GAAP and non-GAAP information in internally evaluating and operating our business and therefore deem it important to provide all of this information to investors.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Unaudited):

	Three months ended December 31,			Nine months ended December 31
	2010	2010		2010	2010
	(US $)	(US $)		(US $)	(US $)
	GAAP	NON GAAP		GAAP	NON GAAP

Net income attributable to LianDi Clean shareholders	7,634,042	7,634,042		18,305,148	18,305,148
Preferred stock deemed dividend	(1,059,568)	-		(3,011,412)	-
Preferred stock dividend	(453,464)	(453,464)		(1,425,061)	(1,425,061)
Net income attributable to common shareholders-Basic	6,121,010	7,180,578		13,868,675	16,880,087
Preferred stock deemed dividend	-	-		-	-
Preferred stock dividend	-	453,464		-	1,425,061
Net income attributable to common shareholders-Diluted	6,121,010	7,634,042		13,868,675	18,305,148

Earnings per share
Earnings per common share
Basic	$0.20	$0.24		$0.47	$0.57
Diluted	$0.20	$0.21		$0.46	$0.50

Weighted average number of common shares outstanding:
Basic	30,037,555	30,037,555		29,697,566	29,697,566
Diluted	30,149,326 (1)	36,556,621	(2)	30,0040,773 (1)	36,788,057	(2)

(1) For the nine and three months ended December 31, 2010, the effect of the potential dilutive convertible preferred stock was not included, because the effect is anti-dilutive upon recognition of the deemed dividend in accordance with US GAAP.

(2) For the nine and three months ended December 31, 2010, the effect of the potential dilutive convertible preferred stock was included, because the effect is dilutive regardless of the recognition of the deemed dividend under non-GAAP measures.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain “forward-looking statements” relating to the business of LianDi and its subsidiary companies. All statements, other than statements of historical fact included herein, are “forward-looking statements” including statements regarding: the impact of the proceeds from the private placement on the Company’s short term business and operations; the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov )

For more information, please contact:

Investor Relations:
HC International, Inc.
Ted Haberfield, Executive VP
Tel: +1-760-755-2716
Email: thaberfield@hcinternational.net

-- Financial Tables Follow –

LIANDI CLEAN TECHNOLOGY INC
CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,	March 31,
	2010	2010
	(US $)	(US $)
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$40,981,944	$59,238,428
Restricted cash	4,456,529	2,964,864
Notes receivables	593,685	-
Accounts receivable, net	29,197,047	2,295,231
Deferred costs of revenue	-	1,168,025
Inventories	3,988,478	30,103
Prepaid expenses and deposits	1,574,826	657,257
Prepayments to suppliers	12,941,091	-
Other receivables	475,856	3,416,284
Trading securities	11,592	11,592
Prepaid land use right – current portion	47,423	-
Total current assets	$94,268,471	$69,781,784

Other Assets
Property and equipment, net	11,414,526	151,660
Intangible assets, net	4,895,337	5,192,738
Prepaid land use right – non current portion	1,821,819	-
Deposit for land use right	1,056,971	-
Construction in progress	4,796	-
Goodwill	361,869	-
Total Assets	$113,823,789	$75,126,182

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term bank loan	$1,962,946	-
Accounts payable	1,899,910	11,926
Deferred revenue	134,821	2,481,771
Other payables and accrued expenses	7,542,450	3,496,612
Provision for income tax	192,473	59,763
Due to shareholders	12,051,986	8,461,161
Due to non-controlling interests	4,330,519	-
Preferred stock dividend payable	480,516	184,820
Deferred tax liabilities	682,778	-
Total current liabilities	$29,278,399	$14,696,053

Total liabilities	$29,278,399	$14,696,053

Commitments and contingencies

8% Series A contingently redeemable convertible preferred stock (25,000,000 shares authorized; par value: $0.001 per share; 5,885,970 and 7,086,078 shares issued and outstanding, respectively; aggregate liquidation preference amount: $21,081,411 and $24,986,093, including accrued but unpaid dividend of $480,516 and $184,820 at December 31, 2010 and March 31, 2010, respectively)	14,179,357	14,059,018

Stockholders’ equity:
Common stock (par value: $0.001 per share; 50,000,000 shares authorized; 30,558,880 and 29,358,772 shares issued and outstanding, respectively)	30,559	29,359
Additional paid-in capital	22,960,745	19,891,932
Statutory reserves	1,153,824	1,138,733
Retained earnings	39,099,510	25,245,926
Accumulated other comprehensive income	1,373,078	65,161
Total Liandi Clean’s stockholders’ equity	$64,617,716	$46,371,111

Noncontrolling interest	5,748,317	-

Total equity	$70,366,033	$46,371,111

Total liabilities and stockholders’ equity	$113,823,789	$75,126,182

LIANDI CLEAN TECHNOLOGY INC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

NET REVENUE
Sales and installation of equipment	32,788,437	14,119,297	72,819,724	39,148,294
Sales of software	8,392,673	2,689,490	11,198,472	6,432,532
Services	62,497	-	1,200,205	23,373
Sales of chemical products	6,837,715	-	15,328,225	-
	48,081,322	16,808,787	100,546,626	45,604,199

Cost of revenue
Cost of equipment sold	(27,378,949)	(11,212,809)	(58,714,285)	(31,538,330)
Amortization of intangibles	(153,124)	(149,390)	(453,239)	(448,050)
Cost of software	(5,456,475)	-	(5,456,475)	-
Cost of chemical products sold	(6,358,085)	-	(14,155,203)	-
	(39,346,633)	(11,362,199)	(78,779,202)	(31,986,380)

Gross profit	8,734,689	5,446,588	21,767,424	13,617,819

Operating expenses
Selling expenses	(1,469,985)	(278,999)	(2,040,806)	(816,281)
General and administrative expenses	(700,800)	(292,123)	(2,495,856)	(863,061)
Research and development expenses	(65,743)	(22,128)	(194,596)	(40,432)
Total operating expenses	(2,236,528)	(593,250)	(4,731,258)	(1,719,774)

Income from operations	6,498,161	4,853,338	17,036,166	11,898,045

Other income (expenses), net:
Interest income	48,029	1,016	107,776	48,118
Interest and bank charges	(110,385)	(105,128)	(370,718)	(402,674)
Exchange gains (losses),net	(520,400)	(198,330)	(647,338)	(479,188)
Investment income	0	0	6,748	-
Value added tax refund	1,556,024	98,120	1,926,635	220,758
Others	237,655	0	529,997	19,075
Total other income (expenses),net	1,210,923	(204,322)	1,553,100	(593,911)

Income before income tax expense	7,709,084	4,649,016	18,589,266	11,304,134
Income tax expense	(25,886)	0	(110,532)	(817)
Net income	7,683,198	4,649,016	18,478,734	11,303,317
Income attributable to noncontrolling interests	(49,156)	0	(173,586)	0
Net income attributable to Liandi clean shareholders	7,634,042	4,649,016	18,305,148	11,303,317

Preferred stock deemed dividend	(1,059,568)	0	(3,011,412)	0
Preferred stock dividend	(453,464)	0	(1,425,061)	0
Net income available to Liandi Clean's common stockholders	6,121,010	4,649,016	13,868,675	11,303,317

Earnings per share
Earnings per common share
Basic	0.20	0.17	0.47	0.41
Diluted	0.20	0.17	0.46	0.41

Weighted average number of common shares outstanding:
Basic	30,037,555	27,354,480	29,697,566	27,354,480
Diluted	30,149,326	27,354,480	30,040,773	27,354,480

LIANDI CLEAN TECHNOLOGY INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended December 31,
	2010	2009
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income	$18,478,734	$11,303,317
Adjustments for:
Depreciation of property and equipment	633,805	25,824
Amortization of intangible assets	487,889	451,943
Share-based compensation cost	178,941	-
Investment loss (gains) on trading securities	-	(18,957)
Decrease (increase) in assets:
Accounts receivable	(24,245,178)	6,809,098
Notes receivable	(252,318)	(5,519,312)
Prepayment to suppliers	(8,437,963)	7,564,317
Inventories	(1,249,552)	5,573
Deferred costs, prepaid expenses and other current assets	(1,121,312)	-
Increase (decrease) in liabilities:
Accounts payable	(2,139,760)	11,922
Deferred revenue, accruals and other payables	(343,720)	(12,792,683)
Deferred tax liabilities	(26,259)	0
Net cash provided by (used in) operating activities	(18,036,693)	7,841,042

Cash flows from investing activities
Proceeds from sales of short-term investments	-	39,509
Purchase of property, plant and equipment	(142,409)	(13,285)
Purchase of intangible assets	-	(14,055)
Net cash from acquisition of subsidiaries	2,385,523	-
Land restructuring compensation deposit	(970,169)	-
Repayment from (advance to) other entities	(1,589,356)	14,425,407
Net cash used in investing activities	(316,411)	14,437,576

Cash flows from financing activities
Increase (decrease) in restricted cash	(1,460,913)	(651,443)
Repayment of short-term bank loans	(592,470)	-
Repayment to non-controlling interests	(828,325)	-
Repayment to (advance from) shareholders	3,067,038	(8,519,255)
Payment of preferred stock dividend	(1,129,365)	-
Net cash provided by (used in) financing activities	(944,035)	(9,170,698)

Effect of foreign currency translation	1,040,655	27,029

Net (decrease) increase in cash and cash equivalents	(18,256,484)	13,134,949

Cash and cash equivalents, beginning of period	59,238,428	5,018,813
Cash and cash equivalents, end of period	$40,981,944	$18,153,762